Exhibit 23.1
The accompanying financial statements give effect to a 149.314 - for - 1 split of the common stock and Series B preferred stock of Roadrunner Transportation Systems, Inc. which will take place prior to the effective date of the registration statement. The following consent is in the form which will be furnished by Deloitte and Touche LLP, an independent registered public accounting firm, upon completion of the 149.314 - for - 1 split of the common stock and Series B preferred stock of Roadrunner Transportation Systems, Inc. described in the fourth paragraph of Note 16 to the financial statements and assuming that from April 2, 2010 to the date of such completion, no other material events have occurred that would affect the accompanying financial statements or disclosure therein.

/s/ DELOITTE AND TOUCHE LLP

Minneapolis, MN

April 29, 2010

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No.           to Registration Statement No. 333-152504 of our report dated March 3, 2010 (April 2, 2010 as to Note 16) (except for the fourth paragraph of Note 16, as to which the date is May ___, 2010), relating to the financial statements of Roadrunner Transportation Systems, Inc., appearing in the prospectus, which is part of such registration statement, and to the reference to us under the heading “Experts” in such prospectus.

May __, 2010